AMENDMENT NO. 5

TO THE

MUTUAL FUNDS SERVICE AGREEMENT

AMENDMENT NO. 5 effective as of October 1, 2014 (“Amendment No. 5”) to the Mutual Funds Service Agreement, dated as of May 1, 2011, as amended (the “Agreement”), between AXA Premier VIP Trust, a Delaware statutory trust (“Trust”), and AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC”).

The Trust and FMG LLC hereby agree to modify and amend the Agreement as follows:

1.	Schedule A: Schedule A to the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 5 as of the date first above set forth.

AXA PREMIER VIP TRUST		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh Brian Walsh Chief Financial Officer and Treasurer	By:	/s/ Steven M. Joenk Steven M. Joenk Chairman, Chief Executive Officer and President

SCHEDULE A

AMENDMENT NO. 5 TO

MUTUAL FUNDS SERVICE AGREEMENT

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

A.	For the services rendered under this Agreement, the Trust shall pay to FMG LLC an annual fee in accordance with the following schedule:

(i)	With respect to the Allocation Portfolios and Target Allocation Portfolios:

The greater of $32,500 per Portfolio or

0.150 of 1% of total assets of the Allocation Portfolios and Target Allocation Portfolios up to and including $20 billion;

0.125 of 1% of total assets of the Allocation Portfolios and Target Allocation Portfolios in excess of $20 billion and up to and including $25 billion; and

0.100 of 1% of total assets of the Allocation Portfolios and Target Allocation Portfolios in excess of $25 billion.

(ii)	With respect to the Charter Portfolios:

The greater of $32,500 per Portfolio or

0.150 of 1% of total assets of the Charter Portfolios.

B.

The foregoing calculations are based on the average daily net assets of the Trust as described. The fees for the Allocation Portfolios, Target Allocation Portfolios and Charter Portfolios will be computed, billed and paid on a monthly basis.

C.	Approved out-of-pocket expenses, as provided in Section 5 will be computed, billed and payable monthly.